EXHIBIT 11


                        NORTHWEST NATURAL GAS COMPANY

               Statement Re:  Computation of Per Share Earnings
                    (Thousands, except per share amounts)
                                 (Unaudited)


                                     Three Months        Nine Months
                                        Ended               Ended
                                     September 30,       September 30,
                                   ----------------    ----------------
                                    1995       1994      1995      1994
                                   -------   -------   -------   -------
Earnings (Loss) Applicable to
 Common Stock                     $(5,038)   $(4,520)  $16,097   $15,228

    Preference Stock Dividends          -         37         -       112
    Debenture Interest Less Taxes     133        135       400       404
                                  -------    -------   -------   -------
Net Income (Loss) Available for
 Fully-Diluted Common Stock       $(4,905)   $(4,348)  $16,497   $15,744
                                  =======    =======   =======   =======

Average Common Shares Outstanding  14,760     13,322    14,459    13,267

 Stock Options                          8         19         7        19
 Convertible Preference Stock           -        104         -       104
 Convertible Debentures               404        408       404       408
                                  -------    -------   -------   -------
Fully-Diluted Common Shares        15,172     13,853    14,870    13,798
                                  =======    =======   =======   =======
Fully-Diluted Earnings (Loss)Per
 Share of Common Stock             $(0.32)*  $(0.31)*    $1.11     $1.14
                                  =======    =======   =======   =======

*Anti-dilutive

Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.